PRESS RELEASE

HTA Contact:	Media Contact:	Hokanson Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Jay Gehl President, Sales and Leasing Hokanson Companies, Inc. 317.633.8060 jbg@hokansoninc.com

Healthcare Trust of America, Inc. executes full building lease renewal with Community
Hospitals of Indiana, Inc.

Scottsdale, Arizona (July 9, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of a long-term full building lease renewal with Community Hospitals of Indiana, Inc. for the medical office property commonly known as Community Medical Pavilion located at 10122 East 10th Street, Indianapolis, Indiana.

The approximately 39,000 square foot building is 100% leased to Community Hospitals of Indiana, Inc., one of the largest providers of healthcare in Central Indiana. The property is a Class “A” full service medical building serving the suburban eastside of the Indianapolis marketplace. Scott Peters, President and CEO of HTA, noted that “Community Hospitals is one of HTA’s largest tenants in the greater Indianapolis market and we are pleased they chose to continue their occupancy at the property.”

The lease renewal was brokered on behalf of HTA by Hokanson Companies, Inc., www.hokansoninc.com.

HTA owns over 35 medical office buildings in Indiana, comprising over 1.2 million square feet.

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since January 1, 2010, HTA has acquired approximately $210.9 million in medical office and healthcare-related assets. These assets include a total of 11 acquisitions representing approximately 965,000 square feet. Since its formation in 2006, HTA has made 65 geographically diverse acquisitions valued at approximately $1.71 billion based on purchase price, which includes 200 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.6 million square feet, and includes 181 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to the local economy of Indianapolis, IN; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.